Filed Pursuant to Rule 424(b)(7)
Registration No. 333-147715
PROSPECTUS SUPPLEMENT No. 2
(To Prospectus dated November 29, 2007)
Dated October 20, 2008
10,565,272 Shares
Common Stock

     This Prospectus Supplement No. 2 supplements the Prospectus dated November 29, 2007 (as previously supplemented by the Prospectus Supplement dated October 3, 2008) (the “Prospectus”) relating to the resale from time to time by certain selling stockholders of up to 10,565,272 shares of common stock, $0.001 par value per share (the “Common Stock”), of Nuance Communications, Inc. (“Nuance,” or “we”), which Prospectus was filed as part of our Registration Statement on Form S-3 No. 333-147715. Nuance will not receive any proceeds from the sale or transfer of Common Stock by the selling stockholders.
     This Prospectus Supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.
     Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-11 of our Prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING STOCKHOLDERS
     The table below supplements or amends the information in the table appearing under the heading “Selling Stockholders” beginning on page S-21 of the Prospectus (as previously supplemented), by adding the information below with respect to selling stockholders not previously listed in the Prospectus or in any amendments or supplements thereto. The following table contains information as of October 20, 2008 with respect to the selling stockholders listed below and the principal amount of Common Stock beneficially owned by such selling stockholders that may be offered using this Prospectus. The information is based on information provided to us by or on behalf of the selling stockholders, and we have not independently verified this information. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.
     Except as otherwise indicated, we believe that the selling stockholders have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. In addition, all of the selling stockholders beneficially own less than 1% of our Common Stock outstanding. Except as indicated, none of such selling stockholders has held any position or office or had a material relationship with Nuance or any of its affiliates within the past three years other than as a result of the ownership of our Common Stock.

	Shares Beneficially
	Owned Prior to This	Shares Being	Shares Beneficially Owned
Name	Offering (1)(2)	Offered	After This Offering(3)
3M Company	237,418	237,418	—
Advanced Digital Information Corporation	80,409	80,409	—
American Family Mutual Insurance Company	118,709	118,709	—
Jabe Blumenthal	19,643	19,643	—
CR Management	5,935	5,935	—
Steven Delahunt	5,935	5,935	—
Minnesota Life Insurance Company	59,354	59,354	—
Terry Nolan	5,935	5,935	—
Public Employee Retirement Systems of Idaho	178,063	178,063	—
State of Wisconsin Investment Board	593,544	593,544	—
Steve Tallman	594	594	—
Testa Hurwitz & Thibeault	1,187	1,187	—
Frank Bonsal, Jr.	1,371	1,371	—
Raymond B. Ferguson	3,427	3,427	—
Fred Hutchinson Cancer Research Center	27,415	27,415	—
Daniel Hesse	2,742	2,742	—
Henry James	6,854	6,854	—

	Shares Beneficially
	Owned Prior to This	Shares Being	Shares Beneficially Owned
Name	Offering (1)(2)	Offered	After This Offering(3)
Highlands Financial LTD	41,123	41,123	—
George Kauffman	13,708	13,708	—
Shyam Lal	3,427	3,427	—
Lillard Partners	6,395	6,395	—
John Morse	6,854	6,854	—
Peter Morse	6,854	6,854	—
Nider Investments, L.L.C.	41,123	41,123	—
R.A. Investment Group	137,076	137,076	—
Charles & Jane Stonecipher	1,713	1,713	—
WT Blank	6,854	6,854	—
Jack Breese	1,028	1,028	—
Norman Gaut	3,427	3,427	—
Gupta-Iwasaki Family Trust	3,427	3,427	—
Kozel Revocable Trust 12/27/94	13,708	13,708	—
Butler W. Lampson	5,483	5,483	—
Roger Reinlieb	3,427	3,427	—
Theresa W. Ryan & Robert J. Ryan	3,427	3,427	—
David & Lucinda Stewart	685	685	—
Sutro Investment Partners VI	6,854	6,854	—
701 Venture Investments, LLC	1,371	1,371	—
Robert L. Richmond	6,854	6,854	—
TH&T Partners Fund 2000, LLC	1,371	1,371	—
Spry Group	6,854	6,854	—
Jeff Bernel	3,907	3,907	—
The MKM Trust	68,538	68,538	—
Jerome A. Fink	13,708	13,708	—
Saltspring Ventures, LLC	13,708	13,708	—

	Shares Beneficially
	Owned Prior to This	Shares Being	Shares Beneficially Owned
Name	Offering (1)(2)	Offered	After This Offering(3)
FTM, LLC	23	23	—
Frazier Management LLC	5,362	5,362	—
Jon Gilbert	1,568	1,568	—
Bob Overell	987	987	—
Gerald L. Cohn Revocable Trust UAD 12/17/84	195	195	—
TIG Partners	781	781	—
Daniel Rosen	7,496	7,496	—
Gary Gigot	15,684	15,684	—
Len Jordan	3,389	3,389	—
Peter Zaballos	830	830	—
Bridget Rauvola	108	108	—
Paul Bialek	1,661	1,661	—
Greg Huey	149	149	—
Rachel Seashore	32	32	—
Scott Darling	620	620	—
Frazier & Co, Inc.	10,268	10,268	—
FTP I, LP	137	137	—
Thomas Hodge	804	804	—
Fred Silverstein	3,654	3,654	—
Richard von Riesen	137	137	—
Mary Gigot	13,691	13,691	—
Claudia Niles	7,496	7,496	—
Total:	1,846,511	1,846,511

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2)	Frazier Technology Ventures I, L.P. and Frazier Technology Ventures II, L.P., which are identified as selling stockholders in the Prospectus Supplement dated October 3, 2008 (collectively, “Frazier”), have informed us that they plan to distribute shares of Common Stock to their investors. Represents such selling stockholder’s respective interest in the shares of Common Stock to be distributed by Frazier to its investors.

(3)	The table assumes that the selling stockholders sell all of their shares being offered pursuant to this Prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this Prospectus.